Exhibit 5.1

OPINION OF ERIC SWANSON, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF BATS GLOBAL MARKETS, INC.

April 4, 2016

Bats Global Markets, Inc.
8050 Marshall Drive, Suite 120
Lenexa, Kansas 66214

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Bats Global Markets, Inc., a Delaware corporation (the “Company”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 12,880,000 shares of its common stock, par value $0.01 per share (the “Secondary Securities”), to be sold by the selling stockholders (the “Selling Stockholders”) referred to in the Registration Statement, including 1,680,000 shares subject to the underwriters’ option to purchase additional shares.

Members of my staff or I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in certificates of public officials that I reviewed were and are accurate. As to facts material to the opinions expressed herein, I have relied upon statements and representations of officers of the Company and the representations made by the Company as to matters of fact in the documents that I reviewed.

Based upon the foregoing, I am of the opinion that the Secondary Securities to be sold by the Selling Stockholders which are outstanding as of the date hereof are validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Kansas and the Bar of the State of Minnesota. For purposes of the opinion expressed herein, I have assumed that the laws of the State of Delaware are the same as those of the State of Kansas and the State of Minnesota. The foregoing opinion is limited to the laws of the State of Kansas, the State of Minnesota and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to my name under the caption “Validity of Common Stock” in the Prospectus. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Eric Swanson
Executive Vice President, General Counsel
and Secretary
Bats Global Markets, Inc.